RUBINCON VENTURES SIGNS LETTER OF INTENT TO ACQUIRE LEADING DEFENSE CONTRACTOR

BELLINGHAM, WA July 18, 2006/MARKETWIRE/ -- Rubincon Ventures, Inc. (OTCBB: RBCV), is pleased to announce that it has entered into a non-binding Letter of Intent to acquire National Hybrid Inc. and its subsidiary, Pace Technology Inc. (jointly, the "Companies"). Both National Hybrid and Pace Technology are leading suppliers of critical components to the U.S. defense sector, including Raytheon, Lockheed Martin, Northrop Grumman and the U.S. Department of Defense. Additionally, National Hybrid is in the process of completing a leading Micro-Electro-Mechanical Systems ("MEMS") production facility which will house state-of-the-art research and development capabilities to develop various nanotechnology products and services. Upon completion, it is anticipated that the facility will be one of the most modern MEMS micro-fabrication plants in the North America.

The Companies produce a variety of products that are found in the U.S. Military's most sophisticated airborne platforms, including the Apache helicopter, the F-18, F-22, and EF2000 fighter aircraft. Consequently, National Hybrid has achieved military certification MIL-PRF-38534 status and is ISO-9001:2000 certified

Together with the previously announced merger of Rubincon with API Electronics Group Corp. (OTCBB: AEGCF), the resulting company will include the expertise of Rubincon's consultant, Dr. Martin Moskovits, the Dean of Science at the University of California, Santa Barbara and one of the foremost experts in the field of nanotechnology.

Dr. Moskovits stated, "Both National Hybrid and Pace Technology are leaders in their sector which allows the new company, API Nanotronics, to widen its product line-up and reach a larger customer base. Furthermore, the MEMS facility is nearing completion and will provide them with a truly exceptional opportunity in nanotechnology research and development towards the rapid delivery of new and exciting technologies to market. The facility itself is a powerful recruiting tool for top notch talent in this developing industry."

Mr. Phillip DeZwirek, API Electronic Group's Chairman and CEO stated, "The acquisition of National Hybrid and its subsidiary, Pace Technology, is very exciting and will provide the new API Nanotronics Corp. with an even greater customer base, new and innovative products and a very important MEMS facility, which will be the focal point for our nanotechnology research and development. In addition, this acquisition will add substantial revenues to the combined company, leading to increased profitability and shareholder value."

The closing of the acquisition of the Companies will be subsequent to the closing of the merger between Rubincon and API Electronics.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Rubincon Ventures, Inc. and/or API Electronics Group Corp. and its subsidiaries and affiliates have little or no control.

ON BEHALF OF THE BOARD

Rubincon Ventures, Inc.

--------------------------------

Guy Peckham, Director

Investor Relations Contact: Bakerview Investor Relations, Inc. 1-800-961-7228